Exhibit 7.1

Ratio of Earnings to Fixed Charges

UK GAAP

	2003		2004		2005
	£		£		£
	(in millions)
Earnings (loss) before tax	(53.2)		(44.1)		119.7

Add Fixed Charges:
Operating lease rentals - 33.3% (a)	4.8		5.0		4.8
Interest payable	236.6		194.5		125.0

Adjusted earnings	188.2		155.4		249.5

Fixed Charges (as above)
Operating lease rentals - 33.3% (a)	4.8		5.0		4.8
Interest payable	236.6		194.5		125.0

Total fixed charges	241.4		199.5		129.8

Ratio of earnings to fixed charges	0.8	x	0.8	x	1.9	x

Deficiency	53.2		44.1		—

(a) Operating Lease rentals	14.4		15.0		14.5

US GAAP

	2003		2004		2005
	£		£		£
	(in millions)
UK GAAP Earnings before tax	(53.2)		(44.1)		119.7
Adjusted for:
- Directories in Progress	(48.1)		(20.8)		(14.3)
- Pension Costs	0.1		(8.0)		(13.2)
- Goodwill & Intangibles	(8.5)		10.2		25.6
- Other	(10.7)		19.8		2.2

US GAAP Earnings (loss) before tax	(120.4)		(42.9)		120.0

Add Fixed Charges:
Operating lease rentals - 33.3% (a)	4.8		5.0		4.8
Interest payable	236.6		194.5		125.0

Adjusted earnings	121.0		156.6		249.8

Fixed Charges (as above)
Operating lease rentals - 33.3% (a)	4.8		5.0		4.8
Interest payable	236.6		194.5		125.0

Total fixed charges	241.4		199.5		129.8

Ratio of earnings to fixed charges	0.5	x	0.8	x	1.9	x

Deficiency	120.4		42.9		—

(a) Operating Lease rentals	14.4		15.0		14.5